Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of May 1, 2011

among

TEVA PHARMACEUTICAL INDUSTRIES LTD.,

COPPER ACQUISITION CORP.

and

CEPHALON, INC.

TABLE OF CONTENTS

Exhibit A	Certificate of Incorporation and Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2011 (this “Agreement”), is among Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Parent”), Copper Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Cephalon, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, (i) the respective boards of directors of the Company, Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and (ii) the respective boards of directors of the Company and Merger Sub have resolved that the transactions contemplated by this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL), are advisable and in the best interests of their respective stockholders; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2          Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m. (New York City time) on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date, time, or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3          Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4          Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5          Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub attached hereto as Exhibit A and as amended shall be the certificate of incorporation and by-laws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8 hereof).

Section 1.6          Directors and Officers of the Surviving Corporation.

(a)          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)          The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

Section 2.1          Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than (i) shares to be canceled in accordance with Section 2.1(b), and (ii) Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $81.50 without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2, without interest (subject to any applicable withholding Tax).

Section 2.2          Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1.  Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.  Any interest and other income from such investments in excess of the amounts necessary to pay the aggregate Merger Consideration shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid promptly to Parent or the Surviving Corporation as directed by Parent.  No investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.  No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b)           Payment Procedures.  As promptly as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of Certificates (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding taxes, the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (x) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)           Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall (automatically, and without further action by any Person) be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e)           Termination of Fund.  At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any applicable provision of state, local or foreign Tax Law. If any withholding obligation may be avoided or reduced by such holder providing information or documentation to Parent, the Surviving Corporation or the Paying Agent, such holder shall be permitted to provide such information or documentation in order to avoid or reduce any such withholding. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3          Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with the provisions of, Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but shall instead be converted solely into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares.  The Company shall give Parent (a) prompt notice, together with copies, of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (b) Parent shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands or waive any failure to properly make or effect any such appraisal demand or other action required to perfect appraisal rights in accordance with the DGCL, or agree or commit to do any of the foregoing.

Section 2.4          Company Stock Options and Restricted Stock.

(a)           Each option that represents the right to acquire shares of Company Common Stock granted under the Company Plans which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall at the Effective Time be cancelled and terminated at the Effective Time in exchange for the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option.  The Option Consideration shall be paid by the Surviving Corporation within two (2) Business Days of the Closing Date.  For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option; provided, however, that if the exercise price per share of any such Option is equal to or greater than the per share Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof.  For the avoidance of doubt, the Warrants are not options granted under the Company Plans.

(b)           Each share of Company Common Stock issued pursuant to any Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) which is outstanding immediately prior to the Effective Time shall at the Effective Time become fully vested and be treated in accordance with Section 2.1.

(c)           The right to acquire shares of Company Common Stock under the ESPP is not an Option for purposes of this Agreement.  As soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP:  (i) each individual participating in the Offering Period (as defined in the ESPP) in progress as of the date of this Agreement (the “Final Offering”) shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) each individual participating in the Offering Period (as defined in the ESPP) in progress as of the date of this Agreement shall receive notice of the transactions contemplated by this Agreement no later than ten (10) days prior to the Closing Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP; (iii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement; (iv) the Final Offering shall end on June 30, 2011; (v) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering; (vi) the applicable purchase price for Company Common Stock as set forth in the ESPP shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, and (vii) the ESPP shall terminate immediately following the end of the Final Offering and no further rights shall be granted or exercised under the ESPP thereafter.

(d)           The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Options and shares of Restricted Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding.  To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options or Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(e)           No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.4.

Section 2.5          Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or in any

Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature (the “Filed Company SEC Documents”):

Section 3.1          Organization, Standing and Corporate Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect (as defined below).  For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, occurrence, circumstance or effect that, individually or in the aggregate with any other change, event, occurrence, circumstance or effect, (a) is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) prevents, materially delays or materially impairs the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), Company Material Adverse Effect shall not include any change, event, occurrence, fact, circumstance or effect arising out of, resulting from or attributable to the following:  (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any enactment of, change in, or change in interpretation of, any Law (including the rules, regulations and policies of the U.S. Food and Drug Administration (the “FDA”) and the U.S. Drug Enforcement Administration (the “DEA”)) or GAAP; (iii) any changes in general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) the results of pre-clinical and clinical testing or the determination by, or the delay of a determination by, the FDA (or any panel or advisory committee empowered or appointed thereby), in each case, after the date of this Agreement, with respect to the approval or non-approval of any Company Product which has not, as of the date of this Agreement, been approved or cleared by the FDA; (v) any of the matters referred to under the headings “Provigil Patent Litigation and Settlements,” “Amrix Patent Litigation,” and “Fentora Patent Litigation” in Note 18 of the Consolidated Financial Statements included in Part II, Item 8 of the Company’s Annual Report on Form 10-K, filed on February 11, 2011, including adverse developments relating to such matters, but subject to compliance with Section 5.1(xvi); (vi) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vii) the identity of Parent or Merger Sub, the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions; (viii) any action taken pursuant to the terms of this Agreement or with the consent or at the direction of Parent or Merger Sub; (ix) any decline in the market price, or change in trading volume, of the capital stock of the Company (provided that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred); (x) any failure by the Company or its Subsidiaries, in and of itself, to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred); and (xi) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to (A) the execution of this Agreement or the transactions contemplated hereby or (B) the attempt and proposal by Valeant Pharmaceuticals International, Inc. (“Valeant”) to acquire the Company or the consent solicitation related thereto, as such proposal or consent solicitation may be amended from time to time; provided, that with respect to the foregoing clauses (i), (ii), (iii) and (vi), any effects resulting from any change, event, occurrence, circumstance or effect that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which the Company and its Subsidiaries operate shall be counted for purposes of determining whether a Company Material Adverse Effect has occurred, but only to the extent of such disproportionate effect.

(b)           Each of the Company’s subsidiaries that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act (“Significant Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities laws.

(c)           The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws, in each case as amended to the date of this Agreement, of (i) the Company, (the “Company Charter Documents”) and (ii) each Significant Subsidiary (the “Subsidiary Charter Documents”).  The Company Charter Documents and the Subsidiary Charter Documents are in full force and effect.  Neither the Company nor any of its Significant Subsidiaries nor, to the Knowledge of the Company, any of the other parties thereto, is in violation of any material provision of such organizational or governing documents, except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.2          Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which (i) 2,500,000 shares have been designated $3.625 convertible exchangeable preferred stock, $0.01 par value, and (ii) 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with the rights issued under the Second Amended and Restated Rights

Agreement, dated as of October 27, 2003, between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended, the “Rights Agreement”).  At the close of business on April 28, 2011, (i) 76,922,047 shares of Company Common Stock were issued and outstanding, including 705,863 shares of Restricted Stock, (ii) 3,369,696 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,029,157 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options, (iv) 49,610,528 shares of Company Common Stock were reserved for issuance pursuant to the Warrants, (v) 27,646,822 shares of Company Common Stock were reserved for issuance pursuant to the Company Notes, (vi) 350,000 shares of Company Common Stock were reserved for issuance under the ESPP, and (vii) no shares of Company Preferred Stock were issued or outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on April 29, 2011, of (i) all Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices and (ii) all outstanding Restricted Stock and awards for Restricted Stock, the number of Shares subject thereto and the vesting schedules thereof.

(b)           Except for the Options, the Warrants, the Company Notes and the shares of Company Common Stock reserved for issuance under the ESPP, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (D) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the shares of Company Common Stock.  Other than pursuant to the Company Plans, there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.  All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws.

(c)           The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no irrevocable proxies with respect to any such shares.  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.3          Authority; Noncontravention; Voting Requirements

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, have been duly and validly authorized and approved by the board of directors (the “Board of Directors”) of the Company, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or the Subsidiary Charter Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any Significant Subsidiary is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c)           The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement and the Transactions are fair to, advisable to and in the best interests of the Company and its stockholders, (ii) approving, adopting and authorizing this Agreement and the Transactions, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (iv) recommending that stockholders of the Company adopt this Agreement.

(d)           The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 3.4          Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the rules of The Nasdaq Stock Market and state securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) the filing of all applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA or any other federal, state, local or foreign Governmental Authority (such as the European Medicines Agency (“EMEA”) and Health Canada) that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs (each, a “Healthcare Regulatory Authority”)), (iv) filings required under, and compliance with other applicable requirements of, the HSR Act, and (v) approvals or filings required under, and compliance with other applicable requirements of, EC Merger Regulation or any other applicable non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not, individually or in the aggregate, have or reasonable expected to have a Company Material Adverse Effect.

Section 3.5          Company SEC Documents; Undisclosed Liabilities.

(a)           Since January 1, 2010, the Company has filed with or furnished to the SEC, on a timely basis, all filings required to made by the Company, including all required registration statements, forms, agreements (oral or written), reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, except in respect of solicitation materials filed by the Company with the SEC in connection with the consent solicitation by Valeant, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP.

(c)           The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f)

of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(e)           Neither the Company nor any of its Subsidiaries has any liabilities debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2010 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions or (iv) that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6          Absence of Certain Changes.  Between January 1, 2011 and the date of this Agreement, (a) except for the negotiation, execution, delivery and performance of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any change, event, occurrence, set of facts, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7          Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, arbitration, inquiry, claim, investigation, suit or action ("Action") against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, writ or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before (or that is reasonably likely to come before) any Governmental Authority, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8          Compliance With Laws; Permits.  Since January 1, 2010, the Company and its Subsidiaries have been and currently are in compliance with all laws (including common law), statutes, ordinances, codes, rules and regulations of Governmental Authorities (collectively, “Laws”) and all decrees, judgments, injunctions and orders of Governmental

Authorities, in each case applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  Since January 1, 2010, the Company and each of its Subsidiaries have held and currently hold all licenses, franchises, permits, certificates, approvals, grants, exceptions, consents, orders, easements, variances and authorizations from Governmental Authorities necessary for the conduct of their respective businesses as they are now being conducted (collectively, “Permits”) and such Permits are valid and in full force and effect, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect,.  No revocation or cancellation of any Permit is pending, and since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company oral, notice from any Governmental Authority threatening to revoke or cancel any Permit or threatening any adverse action with respect to any Permit, except in each case where such revocation would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of all Permits, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.9          Information Supplied.  The Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10        Tax Matters.

(a)           Except for those matters that would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (v) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force; and (vi) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes.

(b)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(c)           Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(d)           Neither the Company nor any of its Subsidiaries has changed, for tax purposes, any annual accounting period or any accounting method since December 31, 2009 through the date hereof.

(e)           For purposes of this Agreement:  (x) “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing; and (y) “Tax Returns”) shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11        Employee Benefits and Labor.

(a)           The Company has made available to Parent correct and complete copies (including all amendments) prior to the date hereof of (i) each Company Plan, (ii) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan, (v) the most recent financial or actuarial report for each Company Plan for which such report was prepared, and (vi) a written description of any unwritten Company Plan.  Each Company Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b)           There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course) with respect to any Company Plans that, if decided against the Company, would, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or has filed a timely application with respect thereto and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application with respect thereto relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.

(c)           The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.  Neither the Company nor any ERISA Affiliate of the Company has now or at any time within the previous six (6) years contributed to, sponsored, or maintained a Multiemployer Plan (as defined in Section 3(37) of ERISA) or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(d)           Except as expressly contemplated by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, except as expressly provided in this Agreement, (i) entitle any employee or other service provider of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or service provider, or (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or materially increase the cost of, any Company Plan.  No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity or gross-up obligation on or after the Effective Time for any Taxes imposed under Section 4999 or Section 409A of the Code.  No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service other than (A) coverage mandated by COBRA or applicable Laws of a jurisdiction outside of the United States, or (B) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e)           With respect to each Company Plan that is mandated by a Governmental Authority other than a Governmental Authority of the United States or is subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Benefit Plan”), except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued, in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance, or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

(f)           Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar agreement (excluding works councils agreements) and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries (excluding works councils) and with respect to this transaction, and any notice required under any law or collective bargaining agreement has been or prior to Closing will be given.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to Knowledge of the Company, no employees of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others and (iv) the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder.

(g)           From December 31, 2010 to the date of this Agreement, there has not occurred other than in the ordinary course of business consistent with past practice or as specifically set forth in the Company's most recent Proxy Statement on Schedule 14A filed with the SEC any (i) material increase in the compensation (including bonus opportunities) of any of its directors or officers, (ii) grant of any severance or termination pay to any of its officers, (iii) grant of equity awards to any director or officer, (iv) entry into or amendment of any employment, consulting, change in control, retention or severance agreement or arrangement with any officers, or (v) establishment, adoption, entry into, freeze or amendment in any material respect or termination of any Company Plan or any action to accelerate entitlement to compensation or benefits under any Company Plan or otherwise for the benefit of any director or officer.

(h)           This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding employee benefit, pension and labor matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 3.12        Environmental Matters.  Except for those matters that do not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has been since January 1, 2010, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or presence of any Hazardous Material) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any other Person whose liabilities the Company or any of its Subsidiaries has assumed expressly or by operation of Law) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or Released any Hazardous Material, or owned or operated any property or facility that is or was contaminated by any Hazardous Material, so as to give rise to any current or future liabilities under Environmental Laws and (D) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving any uncompleted, outstanding or unresolved violations, liabilities (contingent or otherwise) or requirements relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release, threatened Release or presence of any Hazardous Material).  To the Knowledge of the Company, the Company has furnished to Parent all material environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety liabilities relating to the past or current operations or facilities of the businesses of the Company and its Subsidiaries, which are in its possession.  This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental matters, or liabilities or obligations, or compliance with Laws, relating thereto.

Section 3.13        Intellectual Property.

(a)           Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company is the sole and exclusive beneficial and record owner of all issued patents or registered trademarks or pending patent or trademark applications owned by the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries solely own or are licensed or otherwise possess sufficient rights to use all Intellectual Property necessary to conduct, or otherwise used in, the conduct of its and its Subsidiaries respective businesses as currently conducted, and, with respect to such Intellectual Property covered by each of clauses (i) and (ii) that is solely owned by the Company, free and clear of all Liens and Encumbrances (except for Permitted Liens and Permitted Encumbrances) (all such Intellectual Property, together with all Intellectual Property to which the Company or any of its Subsidiaries has been granted any license or other rights, collectively “Company Intellectual Property”).

(b)           Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (i) the conduct of the Company’s and its Subsidiaries respective businesses does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, and there is no claim of such infringement, misappropriation or other violation pending or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any other Person), (ii) there have been no claims (excluding oppositions, cancellation actions, reexaminations and nullity suits) against the Company or any of its Subsidiaries (or to the Knowledge of the Company, any other Person) that were either made within the past two (2) years or are presently pending or, to the Knowledge of the Company, threatened, challenging the validity, enforceability, use, or ownership of any of the issued patents or registered trademarks or pending patent or trademark applications owned by the Company or ay of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any written notices of any such claims, (iii) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries, and no claims of such infringement, misappropriation or other violation are pending or threatened against any Person by the Company or any of its Subsidiaries.  This Section 3.13 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.

(c)           Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, no right, title or interest of the Company or any of its Subsidiaries in or to any of the Company Intellectual Property will terminate or cease to be a valid and enforceable right of the Company and its Subsidiaries or otherwise be impaired as a result of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation of the transactions contemplated by this Agreement.

(d)           To the knowledge of the Company, no court has ruled or otherwise held that any of the patents owned by the Company or any of its Subsidiaries that is listed in the U.S. Food and Drug Administration’s book of “Approved Drug Products with Therapeutic Equivalence Evaluations” that claims or covers any drug product sold by the Company or any of its Subsidiaries is (i) invalid or unenforceable or (ii) not infringed by any generic pharmaceutical product that is the subject of any Abbreviated new Drug Application (ANDA) filed in the United States or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in countries or territories outside the United States.

(e)           To the Knowledge of the Company, within the past two (2) years, neither the Company nor any of its Subsidiaries has granted any license or other rights to any Person, or been granted any license or other rights by any Person, in any material Intellectual Property other than standard form Contracts for shrink wrap or click wrap licenses granting rights to use off-the- shelf commercially available software (whether through a license, sublicense, forbearance not to sue, option or otherwise) other than pursuant to the Contracts set forth in Section 3.13(e) of the Company Disclosure Schedule (the “IP Contracts”), and to the Knowledge of the Company, no royalties, fees, honoraria or other amounts are payable by the Company or any of its Subsidiaries for the use of, or the right to use, any Intellectual Property rights, except pursuant to the IP Contracts or  standard form Contracts for shrink wrap or click wrap licenses granting rights to use off-the-shelf commercially available software.  To the

Knowledge of the Company, within the past two (2) years, neither the Company nor any of its Subsidiaries has entered into or is subject to any orders, forbearances to sue, licenses or other arrangements or Contracts in connection with the resolution of any disputes, litigation or adversarial proceedings that restricts the Company or any of its Subsidiaries with respect to any material Company Intellectual Property or their respective businesses, except pursuant to the IP Contracts.  The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each IP Contract, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  Each IP Contract is valid and binding on the Company and its Subsidiaries (to the extent a party thereto), and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(f)           To the Knowledge of the Company, no funding, facilities, personnel or other resources of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any material Intellectual Property rights owned, used or held for use by the Company or any of its Subsidiaries.

Section 3.14        Rights Agreement; Anti-Takeover Provisions.

(a)           The Company has taken all actions necessary under the Rights Agreement to render the Rights Agreement inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

(b)           The Board of Directors has adopted a resolution resolving to elect that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction, including the restrictions on “business combinations” set forth in Section 203 of the DGCL (collectively, “Takeover Provisions”) that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement shall not be applicable to the Company, Parent, Merger Sub, the Merger, the Transactions or this Agreement.

Section 3.15        Real Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid fee simple title to all of its Owned Real Property and has valid leasehold interests in all of its Leased Real Properties, free and clear of all Liens and Encumbrances (except in all cases for Permitted Liens and Permitted Encumbrances).  The Real Property is sufficient to conduct the Company’s and its Subsidiaries’ respective businesses as currently conducted in all material respects.  The Company has delivered to Parent a true and complete copy of each agreement creating a Lease to each material Leased Real Property, and each amendment thereto.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all Leases for Leased Real Property are valid and in full force and effect against the Company or any of its

Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries. With respect to each Lease, (i) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein and (ii) there are no liens or encumbrances on the estate or interest created by such Lease. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.  Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

Section 3.16        Contracts.  Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  There is no default under any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the Knowledge of the Company, by any other party thereto, except for those defaults which would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.17        FDA and Related Matters.

(a)           The Company and its Subsidiaries are and, to the Knowledge of the Company, have been since January 1, 2010, in compliance in all respects with (1) all Laws (including all rules, regulations and policies) of the FDA, DEA, EMEA and other Healthcare Regulatory Authorities and (2) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, the EMEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and its Subsidiaries, or by which any property, product, or other asset of the Company and its Subsidiaries is bound or affected, except, in each case, where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  As of the date of this Agreement, neither the Company nor its Subsidiaries has received any written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Healthcare Regulatory Authority, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b)           Since January 1, 2010, the Company and its Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses,

and all such Healthcare Regulatory Authorizations are in full force and effect, except where the failure to hold a Healthcare Regulatory Authorization or the failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries has received any material written information since January 1, 2010 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing Company Products which would reasonably be expected to lead to the revocation, withdrawal, or denial or any application for marketing approval before such Healthcare Regulatory Authority, except for any such revocations, withdrawals or denials which, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

(d)           All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and its Subsidiaries since January 1, 2010 have been so filed, maintained or furnished and, to the knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(e)           The Company and its Subsidiaries have not since January 1, 2010 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2010 that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke or withdraw a product approval, or request the recall of any product or product candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or product candidate or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product or product candidate produced at any facility where any product or product candidate is manufactured, tested, processed, packaged or held for sale, except in each case where such action would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(f)           To the Knowledge of the Company, all clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company and its Subsidiaries or their products or product candidates have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, except where such noncompliance would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material

Adverse Effect.  The Company and its Subsidiaries have not received since January 1, 2010 any written notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or the any of its Subsidiaries have participated.

(g)           Neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or its Subsidiaries, except where such occurrence would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(h)           Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, its Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or otherwise.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.  As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

Section 3.18        Insurance.  The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries.  All of such insurance policies are in full force and effect (except for those policies that have expired by their terms), and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies, except where the failure to be in full force and effect, and except for such defaults that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.19        Related Party Transactions. To the Knowledge of the Company, no current officer, director or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries or is a Person that is a party to any Contract that would be required to be disclosed under Item 404 of regulation S-K of the Securities Act.

Section 3.20        U.S. Export and Import Controls.

(a)           The Company and each of its Subsidiaries are and, to the Knowledge of the Company, since January 1, 2010 have been, in compliance with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “U.S. Export Control and Import Laws”), except for such non-compliance as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b)           Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries or any agent or employee thereof has had a material violation of, is not in material compliance with, or has any material liability under, any U.S. Export Control and Import Laws.

(c)           Neither the Company nor any of its Subsidiaries has, since January 1, 2010, made or intends to make any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any material potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

(d)           To the Knowledge of the Company, since January 1, 2010, there have been no investigations or administrative enforcement actions, pending or closed by any Governmental Authority with respect to any potential material violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

Section 3.21        Product Liability.  Except as listed in Section 3.21 of the Company Disclosure Schedule, there is no ongoing, unresolved or, to the Knowledge of the Company, threatened material product liability litigation involving the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received written notice of any material product liability litigation involving the Company or any of its Subsidiaries, in each case relating to any Company Product.  There is no decree, judgment, injunction, temporary restraining order or any other order outstanding against the Company or any of its Subsidiaries relating to any material product liability litigation with respect to a Company Product.

Section 3.22        Questionable Payments.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (nor any of their respective Representatives) has, in connection with the operation of their respective businesses, (a) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (b) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 3.23        Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of each of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock, and such opinion has not been modified as of the date of this Agreement.

Section 3.24        Brokers and Other Advisors.  Except for Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Company Advisors”), the fees of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates.  The Company has made available to Parent a true and complete copy of each of the engagement letters (including all amendments thereto) with the Company Advisors, which engagement letters (as so amended) sets forth the fees of the respective Company Advisor payable by the Company in connection with the Transactions.

Section 3.25        No Other Representations or Warranties.  Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that, except (i) as disclosed in Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 or in any other reports, schedules, forms, statements and other documents filed by Parent with the SEC subsequent to such Form 20-F but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature or (ii) as disclosed in the disclosure schedule delivered by the Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 4.1          Organization; Standing.  Each of Parent and Merger Sub is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to conduct its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or in good standing would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  For purposes of this Agreement “Parent Material Adverse Effect” means any change, event, occurrence or effect which, individually or in the aggregate, would reasonably be expected to prevent or materially impede or materially delay the consummation by Parent or Merger Sub of the Transactions.

Section 4.2          Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by each of their respective Boards of Directors) and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedents to any such consent, authorization or approval has been satisfied), each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired and any condition precedent to such consent, authorization, approval or waiver by Parent has been satisfied, violate any Law applicable to Parent or Merger Sub or (iii) result in a breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration, or cancellation of, any Contract to which Parent or Merger Sub is a party, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3          Governmental Approvals; Consents.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) approvals or filings required under, and compliance with other applicable requirements of, EC Merger Regulation or any other Foreign Antitrust Laws, (v) filings required to be made with the Nasdaq Global Select Market System of The Nasdaq Stock Market and (vi) filings required to be made or given to, filed with or obtained from Governmental Authority by virtue of the jurisdictions in which the Parent or its Subsidiaries conduct business or own any assets, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4          Information Supplied.  The information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5          Ownership and Operations of Merger Sub.  Parent indirectly owns all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6          Sufficient Funds.  Parent shall have available at the Closing, sufficient cash, marketable securities and other sources of immediately available funds to deliver the aggregate Merger Consideration and the Option Consideration under Section 2.4, any amounts payable pursuant to the Company Notes and Warrants and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions, and there is no restriction on the use of such cash for such purposes.  Parent has the financial resources and capabilities to fully perform its obligations under this Agreement.  Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7          Share Ownership.  Neither Parent nor Merger Sub has been, at any time during the 3 years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.  As of the date of this Agreement, other than 100 shares of Company Common Stock held by Parent, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.8          Brokers and Other Advisors.  Except for Credit Suisse Securities (USA) LLC, the fees of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.9          Access to Information.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has, to its knowledge, had access to (i) the books and records, facilities, contracts and other assets of the Company and its Subsidiaries which it and its affiliates have requested to review and (ii) the electronic “data room” maintained by the Company for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1          Conduct of Business.

(a)           Except as expressly provided for by this Agreement, as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (A) conduct its business in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to preserve its existing relations with its customers, suppliers, distributors, creditors, lessors, agents, employees and business associates and to preserve intact its business organizations.

(b)           Without limiting the foregoing, unless Parent otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned other than those referred to below in clauses (i), (ii) and (iii) for which consent shall be at the sole discretion of Parent), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)      issue, sell, grant, pledge, otherwise encumber or authorize to propose the issuance of capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for (A) the issuance of capital stock pursuant to any Contract set forth in Section 5.1(b)(i) of the Company Disclosure Schedule in accordance with the terms of such Contract as in effect on the date hereof, (B) the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Options, Warrants or Company Notes, in each case, outstanding on the date hereof on the terms in effect on the date hereof, or in connection with purchases pursuant to the ESPP, and (C) transactions among the Company and its wholly-owned Subsidiaries;

(ii)      redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in connection with withholding to satisfy tax obligations with respect to Options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options;

(iii)      (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company, or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv)      incur any Indebtedness in an outstanding principal amount in excess of (A) $25 million per individual incurrence or (B) $100 million in the aggregate, except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain like provisions affecting to terminate or pre-pay such Indebtedness, or contain terms that are materially less favorable in the aggregate than those governing the existing Indebtedness, or (2) among the Company and any of its wholly-owned Subsidiaries or among any of such Subsidiaries;

(v)      pledge, encumber or otherwise subject to a Lien or Encumbrance (other than a Permitted Lien or Permitted Encumbrance) any of its properties or assets, other than, (except with respect to capital stock of any Subsidiary of the Company) in the ordinary course of business so long as the value of such property or asset does not exceed $25 million individually or $100 million in the aggregate;

(vi)      enter into or assume any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, (including for interest rate and foreign exchange rate hedging), except foreign exchange hedging on customary commercial terms in compliance with the Company’s hedging policies in effect on the date of this Agreement;

(vii)     sell, lease, license or otherwise dispose of any of its properties or assets (including failing to maintain or abandon material registered Intellectual Property) with a value in excess of $10 million, other than (A) sales, leases, licenses and rentals in the ordinary course of business consistent with past practice, (B) pursuant to Contracts set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, or (D) transfers among the Company and its Subsidiaries;

(viii)    amend, modify, extend, renew or terminate any Lease, and shall not enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(ix)      make capital expenditures in excess of $25 million in the aggregate for the Company and its Subsidiaries taken as a whole during any consecutive 12-month period, except as budgeted in the Company’s current plan that was made available to Parent;

(x)      make any acquisition (including by merger, consolidation, recapitalization, joint venture or otherwise) of the capital stock, material asset or property or a material portion of the assets of any other Person for consideration in excess of $25 million, except pursuant to Contracts in force on the date of this Agreement as set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule or the acquisition of ChemGenex Pharmaceuticals Limited;

(xi)      increase the compensation of or pay or agree to pay any pension, retirement allowance, retention payment, change in control payment, termination or severance pay, bonus or any other employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to, any of its directors, executive officers, employees or other service providers except (A) as required pursuant to applicable Law or the terms of Company Plans that have been disclosed to Parent prior to the date of this Agreement and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business consistent with past practice (provided that payments of bonuses consistent with past practice and in accordance with the terms of written bonus arrangements in effect on the date hereof shall not constitute an increase in compensation);

(xii)     terminate any executive officers or hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $200,000, or enter into or amend any contracts of employment or any consulting, bonus, severance, retention, change in control, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $200,000 in the aggregate for any such employee;

(xiii)    (i) adopt, amend or terminate any Company Plan, except as required by law or the terms of the Company Plan as in effect on the date hereof, or for the amendments to the 2004 Equity Compensation Plan contemplated by Proposal 2 contained in the Company’s Proxy Statement on

Schedule 14A filed with the SEC on March 25, 2011, or (ii) enter into or adopt or increase benefits under, accelerate the vesting or payment of any outstanding award or compensation issued under, fund any liability under, or renew any existing Company Plan or benefit arrangement or any collective bargaining agreement; provided, however, that grants of awards under and in accordance with the Management Retention Plan shall not constitute a violation of this Section 5.1(b);

(xiv)    make any material change to its methods of accounting in effect at December 31, 2010, except as required by GAAP (or any interpretation thereof), as required by the Financial Accounting Standards Board or any similar organization;

(xv)     enter into, amend or modify in any material respect, or terminate any Company Material Contract other than in the ordinary course of business consistent with past practice or grant any release or relinquishment of any material right under any Company Material Contract;

(xvi)    settle any Action, except any settlement of an Action (1) for an amount less than or equal to $10 million and (2) that does not impose any material limitation or restriction on any aspect of the conduct of their respective businesses; provided that, for the avoidance of doubt, (A) the Company shall not settle, and shall not permit any of its Subsidiaries to settle, any Action relating to a Company Product, where the aggregate sales for that product for the twelve (12) months prior to the date of such settlement were greater than or equal to $500 million and (B) such settlement must also comply with Section 5.1(b)(vii) subject to Section 5.1(b)(xvi) of the Company Disclosure Schedule;

(xvii)   amend the Company Charter Documents or organizational documents of any of its Subsidiaries;

(xviii)  adopt a plan or agreement of complete or partial recapitalization, restructuring, liquidation or dissolution;

(xix)    maintain in effect all material Permits pursuant to which the Company or any of its Subsidiaries currently operates;

(xx)     assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for wholly owned Subsidiaries of the Company or otherwise in the ordinary course of business;

(xxi)    make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company), except as permitted by Section 5.1(b)(xxiii);

(xxii)   enter into any material Contract or other material transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries on the other hand, other than in the ordinary course of business on terms no less favorable to the Company or its Subsidiary, as applicable, than the terms governing such transactions with third parties;

(xxiii)  pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement outside of the ordinary course with, any of its officers or directors or any Affiliate of any of its officers or directors;

(xxiv)  fail to maintain in full force and effect material insurance policies covering the Company and the Subsidiaries of the Company and their respective properties, assets and businesses in a form and amount consistent with past practice; or

(xxv)   offer or agree to take any of the foregoing actions.

Section 5.2         Preparation of the Proxy Statement; Stockholders Meeting.

(a)           Subject to the terms and conditions of this Agreement, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval.  The Company shall, through the Board of Directors of the Company, but subject to the right of the Board of Directors of the Company to make a Company Adverse Recommendation Change pursuant to Section 5.3, (i) recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement, and (iii) unless there has been a Company Adverse Recommendation Change, the Company shall use all reasonable lawful action to solicit the Company Stockholder Approval.

(b)           The Company shall use its reasonable best efforts to prepare (with the assistance of Parent) and file a preliminary Proxy Statement as promptly as reasonably practicable following the date hereof (and in any event within 20 Business Days of the date of this Agreement), with the SEC and shall use its reasonable best efforts to respond (with the assistance of Parent) to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement has been cleared by the SEC for mailing to the Company’s stockholders.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company’s Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions.  If at any

time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent of such occurrence and promptly prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law.  Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response; provided, however, that the requirement set forth in this sentence shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. The Company shall use reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act.

Section 5.3         No Solicitation; Change in Recommendation.

(a)           The Company agrees that it shall, and shall cause its Subsidiaries, directors, officers and employees to, and shall direct and use its reasonable best efforts to cause its other Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent and its Affiliates) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries.  Except as expressly permitted in this Section 5.3, from the date of this Agreement until the earlier of the Effective Time or the date, if any on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries, directors, officers and employees to, and shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate, any Takeover Proposal or the making or consummation thereof by any Person (other than Parent), including by approving any transaction, or approving any Person (other than Parent and Merger Sub) becoming an “interested stockholder” for purposes of Section 203 of the DGCL), (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding any Takeover Proposal, (iii) furnish to any Person any information concerning the Company, or any access to the properties, books and records of the Company and its Subsidiaries, in connection with, any Takeover Proposal, or (iv) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to, encourage or facilitate a Takeover Proposal.  Without limiting the foregoing, the Company agrees that in the event any Subsidiary of the Company or any of its and their respective Representatives takes any action which, if taken by the Company, would constitute a violation of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

(b)           Notwithstanding anything to the contrary contained in Section 5.3, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or its Subsidiaries, or any of its or their respective Representatives receives a written Takeover Proposal, the Company, its Board of Directors and Representatives may engage in negotiations and discussions with, and furnish any information (so long as all such information has previously been made available to Parent or is made available to Parent prior to or concurrently with the time such information is made available to such Person) and other access to, any Person making such Takeover Proposal and its Representatives if, and only if, the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, that (i) such Takeover Proposal would reasonably be expected to result in a Superior Proposal and (ii) the failure of the Board of Directors of the Company to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law; provided that prior to furnishing any material nonpublic information, the Company receives from the Person making such Takeover Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement is on Parent (excluding the “standstill” provisions and paragraph 2 thereof and except as otherwise contemplated by this Agreement), which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 5.3.  The Company will promptly (i) notify Parent in writing of the receipt of such Takeover Proposal and (ii) communicate the material terms of such Takeover Proposal to Parent.  The Company will keep Parent reasonably apprised of the status of and other matters relating to any such Takeover Proposal on a timely basis (including by providing the name of the Person making such Takeover Proposal and copies of material written proposals relating to the terms of such Takeover Proposal).  Without limiting the generality of the foregoing, the Company shall notify Parent in advance of beginning to provide information to any third party related to a Takeover Proposal or beginning discussions with a third party related to a Takeover Proposal.  In addition, from the date of this Agreement until the earlier of the Effective Time or the date, if any on which this Agreement is terminated pursuant to Section 7.1, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law.

(c)           Except as expressly permitted by this Section 5.3, neither the Company nor the Board of Directors of the Company shall (i)(A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement and the transactions contemplated hereby, including the Merger, or the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.3(b) pursuant to and in accordance with the limitations set forth therein).

(d)           Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii)), if either (A)(1) the Board of Directors of the Company receives a written Takeover Proposal from any Person that is not withdrawn and (2) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal or (B) a material development or material change in circumstances occurs or arises after the date of this Agreement that was not known by the Board of Directors of the Company as of the date of this Agreement and does not relate to (i) a Takeover Proposal or (ii) a material development or material change in circumstances of Parent, that does not also relate to the Company, in the case of either clause (A) or clause (B) of this Section 5.3(d), if and only if:

(i)      the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors of the Company to take such action would reasonably be expected to be a violation of its fiduciary duties under applicable Law; and

(ii)      solely with respect to clause (A) above of this Section  5.3(d) with respect to a Superior Proposal:

      (1)         the Company provides Parent prior written notice of its intent to make any such Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action, to the effect that the Board of Directors of the Company has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of the Company has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the material terms of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Company Adverse Recommendation Change);

      (2)         during such four (4) Business Day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the stockholders of the Company so that such Takeover Proposal would cease to constitute a Superior Proposal;

      (3)         Parent does not, within such four (4) Business Day period, make an offer that the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor and outside legal counsel, to be an offer such that such Takeover Proposal would cease to constitute a Superior Proposal (provided that, in the event of any amendment to the financial (including form of consideration) or other material terms of such Takeover Proposal, the Company shall deliver to Parent a new written Notice of Superior Proposal and shall comply with the requirements of this Section 5.3(d) with respect to such new Notice of Superior Proposal); and

      (4)         the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal.

(e)           Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such disclosure would reasonably be expected to be a violation of applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 5.3; provided that any Company Adverse Recommendation Change may only be made in accordance with Section 5.3(d); it being understood that neither (A) a “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) nor (B) a Distribution Date Delay (or a Form 8-K or other disclosure in respect thereof) shall be deemed to be or constitute a Company Adverse Recommendation Change.

(f)           As used in this Agreement, “Takeover Proposal” shall mean any bona fide proposal or offer (whether in writing or otherwise) from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) relating to, or that is reasonably expected to lead to, any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of (A)  any assets or businesses of the Company and its Subsidiaries (including securities of Subsidiaries) that constitute 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues, net income or earnings before interest expense, taxes depreciation and amortization on a consolidated basis are attributable, or (B) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer, license agreement or similar transaction.

(g)           As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Takeover Proposal, would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

(h)           For the avoidance of doubt, (i) nothing contained in this Section 5.3 shall restrict the ability of the Company and its Representatives from, in connection with Valeant’s existing consent solicitation and any of the Company’s consent revocation solicitations in connection therewith, or any consent solicitation commenced after the date hereof by any third party (including Valeant), whether or not in connection with a Takeover Proposal, continuing to solicit consent revocations and to make statements in connection therewith consistent with the statements that have been made by the Company in its solicitation materials filed with the SEC prior to the date hereof or other statements deemed necessary or desirable by the Company in good faith in connection with such consent revocation solicitations and (ii) no Company Adverse Recommendation Change shall change the approval of the Company’s Board of Directors for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement.

(i)           Except with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not (i) redeem the Rights (as defined in the Rights Agreement), (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or Merger Sub to acquire “Beneficial Ownership” (solely for purposes of this Section 5.3(i), as defined in the Rights Agreement) of 20% or more of the Common Stock (as defined in the Rights Agreement) without causing a “Distribution Date,” a “Stock Acquisition Date” or a “Flip-In Event” (as each such term is defined in the Rights Agreement) to occur; provided, that the Board of Directors of the Company shall be permitted to postpone the "Distribution Date" with respect to any Person that commences or announces an intent to commence a tender or exchange offer to acquire shares of Company Common Stock (a "Distribution Date Delay").

Section 5.4         Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall (i) use their respective reasonable best efforts to (A) cause the Transactions to be consummated as soon as practicable, (B) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (C) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (D) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (4) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (E) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable and in any event within ten (10) business days of the date hereof (unless the parties otherwise agree to a different date), and to supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; (ii) Parent agrees to file with the European Commission as soon as practicable the Form CO, if any, required for the Transactions pursuant to the EC Merger Regulation and to supply as soon as practical any additional information and documentary material that may be required or requested by the European Commission and use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from the European Commission as soon as practicable.  The parties agree that they will use their reasonable best efforts to ensure that they have “substantially complied” with any “second request” for information from the U.S. Federal Trade Commission (“FTC”) or U.S. Department of Justice (“DOJ”) or similar request by the European Commission or other Governmental Authority under any Foreign Antitrust Law by October 15, 2011 if such compliance is required for clearance or approval.

(c)           The Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority concerning the Transactions and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority concerning the Transactions, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions, including any settlement discussions, and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  However, each of Parent and Company may designate any non-public, competitively-sensitive information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d)           In furtherance and not in limitation of the foregoing, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the Walk-Away Date), including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license or other disposition of assets or businesses of Parent or Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Transactions) (each a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling, that would otherwise have the effect of preventing the consummation of the Transactions, and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the Transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than three (3) Business Days prior to the Walk-Away Date; provided that, notwithstanding any other provision of this Agreement to the contrary, Parent shall not be required to take any action or enter into or to negotiate any agreement with any Governmental Authority (1) to divest Nuvigil other than with respect to the divestiture of Nuvigil ANDA rights (and their equivalents under the Laws of other jurisdictions); (2) that places any conduct, operational, financial or ownership restrictions of any kind on the business or actions of Parent or any of its Subsidiaries (including, after the Closing, the Company), either pre- or post-consummation of the Transactions, other than those that (x) are standard and customary in consent decrees or their equivalent under other Antitrust Laws enforcing asset divestitures and that are directly related to the assets that are being divested or (y) would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, it being agreed that Parent shall not be required to agree to any such restriction that would materially impair the value of Nuvigil; or (3) that requires relief with respect to Provigil or any generic equivalent of Provigil other than (i) with respect to the divestiture of Provigil ANDA rights (and their equivalents under the Laws of other jurisdictions), and (ii) such relief that is necessary to resolve objections to the Transaction raised in U.S. federal court by the FTC or DOJ that are ruled valid by the applicable court in a successful petition for a preliminary injunction to enjoin the Transactions or to resolve any written objections by Governmental Authorities under any Foreign Antitrust Laws seeking to enjoin or prohibit the Transaction.  Parent shall have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Transaction, provided, however, that Parent shall consider in good faith the views of the Company and its counsel in connection therewith.

(e)           In the event that any litigation or other administrative or judicial action or proceeding is commenced challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Transactions, Parent shall, subject to the terms of this Section 5.4, take any and all action to resolve any such litigation, action or proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f)           Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

Section 5.5         Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and obtaining the other party’s consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent such disclosure is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions or (c) made pursuant to Section 5.3(h).

Section 5.6          Access to Information; Confidentiality.

(a)           Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford, and shall cause its Subsidiaries and their respective Representatives to afford,  to Parent and Parent’s Representatives (i) reasonable access during normal business hours to the Company’s and its

Subsidiaries’ personnel, properties, books, Contracts and records,  and the Company shall furnish promptly to Parent such information concerning its business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries, in each case, as Parent may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws), (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require and (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, litigation matters, personnel and environmental compliance of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request (including any final revenue summary and final summary monthly financial reporting package that is provided to the Company’s senior executive managers and a monthly discussion of such materials with the Company’s senior executive managers); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information or deemed in good faith to be too competitively sensitive to warrant disclosure (provided that the Company shall use its reasonable best efforts, as may be requested by Parent, to take such other actions (such as the redaction of identifying or confidential information, entry into a joint defense agreement or other agreement or by providing such access, inspections, data or other information solely to outside counsel to avoid the loss of attorney client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Parent’s Representatives in compliance with applicable Law unless the Company in good faith deems such action to be materially harmful to the Company’s business interests).  Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of April 11, 2011, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions, it being acknowledged and agreed that the execution of this Agreement by the Company shall (A) constitute written consent by the Company, and the Confidentiality Agreement is hereby deemed amended and or waived to the extent required, to allow Parent, Merger Sub and their respective Representatives to contact and provide Evaluation Material (as defined in the Confidentiality Agreement) to potential sources of financing and their Representatives and (B) result in the ending of the Standstill Period (as defined in the Confidentiality Agreement) and the termination of Parent’s obligations pursuant to paragraph 5 thereof.

Section 5.7          Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby.

Section 5.8         Indemnification and Insurance.

(a)           From and after the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless (including by advancing expenses) each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law.  Each of (x) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect, (y) any indemnification agreements with an Indemnitee listed on Section 5.8(a) of the Company Disclosure Schedule, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law and (z) the respective organizational documents of the Company’s Subsidiaries as currently in effect shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except, in the case of clauses (x) and (z), as required by applicable Law.  Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall, for a period of six (6) years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except  as required by applicable Law.

(b)           Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) for the persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance.  Such “tail” insurance policies shall have terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions); provided, however, that the maximum aggregate premium for such insurance policies for any such year shall not be in excess of the Maximum Premium.  Parent shall cause the Surviving Corporation to maintain such “tail” insurance policies in full force and effect for their full term.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the Indemnitees, for a period of at least six years from and after the Effective Time, the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that that neither Parent nor the Surviving Corporation shall be required to pay an aggregate premium for such insurance policies in excess of 250% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (the “Maximum Premium”); and provided, further, that if the premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)           The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)           In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9          Fees and Expenses.  Except as provided in Section 7.3, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses.

Section 5.10        Section 16.  The Company shall take all steps reasonably necessary to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11        Employee Matters.

(a)           For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) (“Company Employees”) annual base salary and base wages, annual cash incentive opportunity, and employee benefits, in each case, that are no less favorable in the aggregate than such annual base salary and base wages, annual cash incentive opportunity, and employee benefits provided to the Company Employees on the effective date of this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, (x) (i) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the two-year period following the Effective Time with severance benefits at levels no less than and pursuant to the terms of the Company’s severance policies as set forth on Section 5.11 of the Company Disclosure Schedule and (ii) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 5.11(b) below; and (y) Parent shall, or shall cause the Surviving Corporation to, continue to participate in the Retiree Health Access program (or a successor or similar program) during the two year period following the Effective Time in the same manner as the Company participates in such program immediately prior to the Effective Time, to the extent such program remains available on terms, and a cost, comparable to those in effect immediately prior to the Effective Time.

(b)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was credited, before the Effective Time, for such service under any similar Company employee benefit plan in which such Company Employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time.  Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the transactions contemplated hereunder shall be deemed to constitute a “change in control,” “change of control” or “corporate transaction” under such Company Plans, arrangements or agreements.  With respect to any annual cash incentive opportunity in effect on the date of this Agreement which is based upon the Company's performance for the 2011 fiscal year as the applicable performance period, Parent shall continue such arrangements in accordance with their terms for the balance of the Company's 2011 fiscal year, with such adjustments to performance criteria as are determined by the applicable plan administrator in good faith to be appropriate to reflect the Transaction, provided the adjusted criteria are substantially comparable to the criteria in effect prior to Effective Time.  Any Company Employee whose employment terminates by reason of a Qualifying Termination (as defined in the Management Retention Plan, whether or not such Company Employee participates in such plan) following the Effective Time during fiscal 2011 shall be paid an annual bonus, as soon as practicable following such Qualifying Termination, equal to the product of (i) such Company Employee's target annual bonus for fiscal 2011 and (ii) a fraction, the numerator of which is the number of days in 2011 that such individual was a Company Employee, and the denominator of which is 365.  Any Company Employee whose employment terminates by reason of a Qualifying Termination after 2011 but prior to the date that annual bonuses are paid with respect to fiscal 2011 shall, as soon as practicable following such Qualifying Termination, be paid such Company Employee's target annual bonus for fiscal 2011.

(d)           Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement (i) shall be treated as an amendment to any Company Plan; (ii) shall obligate Parent or the Surviving Corporation to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee; (iii) shall prohibit or restrict Parent or the Surviving Corporation from terminating the employment of any employee; (iv) shall prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement; or (v) is intended to or shall confer third party beneficiary rights on any Company Employee with respect to the matters set forth in this Section 5.11.

(e)           If the Closing Date is on a date which is later than the date on which annual Option and Restricted Stock grants would have been made by the Company in the ordinary course of business consistent with past practice, Parent agrees to make equity grants to Company Employees on a basis reasonably comparable to substantially similarly situated employees of Parent and its Subsidiaries on or about the date such grants are next made to such similarly situated employees of Parent and its Subsidiaries in accordance with its regular granting practices.

Section 5.12        Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such

Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 5.13        No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14        Takeover Laws.  The Company and its Board of Directors shall each (1) use its reasonable best efforts to ensure that no Takeover Provision is or becomes applicable to the Transactions and (2) if any Takeover Provision becomes applicable to the Transactions, use its reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on the Transactions.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained; and

(b)           Regulatory Approvals. (1) All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (2) any required approval of the Merger by the European Commission shall have been obtained pursuant to EC Merger Regulation; and

(c)           No Injunctions or Restraints.  No Law, order, decree, judgment, injunction or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in (i) (A) the first sentence of Section 3.1, (B) the first and second sentences of Section 3.2(a), (C) the first sentence of Section 3.2(b), (D) the first and second sentences of Section 3.2(c) and (E) Section 3.3(a), (c) and (d) shall be true and correct in all material respects with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) this Agreement other than those set forth in clause (i) above, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed or complied with in all material respects all agreements, obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, occurrence, circumstance or effect which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 6.3          Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where such failures to be so true and correct would not have or reasonably be expected not to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4          Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by Section 5.4.

ARTICLE VII

TERMINATION

Section 7.1          Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a)           by the mutual written consent of the Company and Parent; or

(b)           by either of the Company or Parent:

   (i)           if the Merger shall not have been consummated on or before December 2, 2011 (as it may be extended pursuant to the following proviso, the “Walk-Away Date”); provided, however, that if the Closing has not occurred by such date and on such date the conditions set forth in Section 6.1(b) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VI has been satisfied, waived or remains capable of satisfaction, then the Walk-Away Date shall automatically be extended to March 2, 2012; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

   (ii)          if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party that has failed to comply with its obligations under Section 5.4 in any material respect with respect to Restraint;

   (iii)         if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting; or

(c)           by Parent,

   (i)          if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (ii) cannot be cured by the Company by the Walk-Away Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the

Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder;

   (ii)          the Board of Directors of the Company: (A) shall have effected a Company Adverse Recommendation Change or (B) the Company fails to include the Company Board Recommendation in the Proxy Statement;

   (iii)          if the Board of Directors of the Company shall have failed to reject (and, if requested by Parent, publicly recommend against) any Takeover Proposal within ten (10) Business Days after such Takeover Proposal is publicly announced or otherwise becomes publicly known;

   (iv)          if a tender or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have publicly disclosed within ten (10) Business Days after such tender or exchange offer is first commenced a statement that the Company Board recommends rejection of such tender or exchange offer;

   (v)           if the Board of Directors of the Company fails to reaffirm publicly the Company Board Recommendation within ten (10) Business Days of Parent’s written request for such reaffirmation (provided, that (A) such reaffirmation may include such additional disclosures as would reasonably be necessary to satisfy the fiduciary duties of the Board of Directors of the Company or comply with applicable Law and (B) Parent shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal); or

(d)           by the Company,

   (i)           if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) cannot be cured by Parent or Merger Sub by the Walk-Away Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided that, Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder; or

   (ii)           in order to enter into a transaction that is a Superior Proposal, if prior to the receipt of the Company Stockholder Approval, (A) the Company complies with the procedures set forth in Section 5.3(d) with respect to a Superior Proposal and (B) prior to or concurrently with such termination, the Company pays the Termination Fee due under Section 7.3(d)(iii).

Section 7.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII and the last sentence of Section 5.6, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates; provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of (i) any willful and material breach of its obligations, under this Agreement or (ii) fraud.

Section 7.3          Termination Fee.

(a)           In the event that this Agreement is terminated:

  (1)           (A) by (1) Parent or the Company pursuant to Section 7.1(b)(iii) or Section 7.1(b)(i) (in the case of Section 7.1(b)(i), only if at such time the Company has failed to hold the Company Stockholders Meeting and Parent is not in breach of its obligations under Section 5.4) or (2) Parent pursuant to Section 7.1(c)(i), (B) a bona fide Takeover Proposal (excluding the Takeover Proposal by Valeant that was publicly announced on March 29, 2011, but including any revised Takeover Proposal at a higher price from Valeant after the date hereof) shall have been publicly disclosed after the date hereof and not clearly withdrawn in good faith prior to the Company Stockholders Meeting (in the case of termination pursuant to Section 7.1(b)(iii)), prior to the termination date (in the case of termination pursuant to Section 7.1(b)(i)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 7.1(c)(i)) and (C) within 12 months of the date this Agreement is terminated, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Takeover Proposal or consummates the transactions contemplated by any Takeover Proposal (provided that for purposes of this clause (C), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay to Parent  the Termination Fee on the date of entry into such agreement or, if earlier, consummation of such Takeover Proposal.

  (2)           by Parent pursuant to Section 7.1(c)(ii), Section 7.1(c)(iii), Section 7.1(c)(iv) or Section 7.1(c)(v), then the Company shall pay to Parent the Termination Fee within two (2) Business Days of such termination.

  (3)           by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent the Termination Fee prior to or concurrently with such termination.

(b)           Notwithstanding the foregoing, in no event shall the Company be required to pay the fee referred to in this Section 7.3(a) on more than one occasion.  Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of Section 5.2 or Section 5.3; provided, further, that the aggregate amount of damages determined by a court to be payable by the Company pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee payable to Parent pursuant this Section 7.3.

(c)           The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.  Any amount that becomes payable pursuant to Section 7.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent in writing and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1          No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2          Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3          Waiver.  At any time prior to the Effective Time, any party may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, without the prior written consent of any other party to this Agreement, Parent and/or Merger Sub may assign any or all of its rights hereunder to (a) one or more of its affiliates or any future owner of the business (whether by merger, consolidation, sale of stock, sale of assets or otherwise) and (b) any financial institution that extends finances to Parent, Merger Sub or any of their Affiliates, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.  Any purported assignment not permitted under this Section shall be null and void.

Section 8.5         Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.6         Entire Agreement; Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule and Parent Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 hereof, is not intended to and shall not confer upon any Person other than the parties hereto and their respective successors or permitted assignees any rights or remedies hereunder.

Section 8.7         Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.7 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.8          Specific Enforcement.  The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, the parties agree that, if for any reason any of Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief  to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.  The parties agree that (x) by seeking the remedies provided for in this Section 8.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.8 are not available or otherwise are not granted and (y) nothing contained in this Section 8.8 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.8 before exercising any termination right under Article VII (and, if applicable, pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 8.8 or anything contained in this Section 8.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.9         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10        Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Teva Pharmaceutical Industries Ltd.
5 Basel St
Petach Tikva, Israel 49131
Attention:   General Counsel
Facsimile:   011-972-3-926-7429

with a copy (which shall not constitute notice) to:

Teva Americas
425 Privet Road
Horsham, PA 19044
Attention:   General Counsel
Facsimile:   215-293-6499

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    David Fox
                  Jeffrey Symons
Facsimile:  (212) 446-6460

If to the Company, to:

41 Moores Road
P.O. Box 4011
Frazer, Pennsylvania 19355
Attention:  General Counsel
Facsimile:  (610) 738-6367

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention:     Eileen T. Nugent, Esq.
Neil Stronski, Esq.
Facsimile:  (212) 735-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11        Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.12        Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Material Contract” means any written or oral agreement, contract, subcontract, settlement agreement, sublease, instrument, purchase order, license, sublicense, insurance policy, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease (each, a “Contract”) which is binding upon the Company or any of its Subsidiaries that:

(i)      would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)      contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Parent or any of their Affiliates) to compete in any business or with any Person or in any geographic area;

(iii)      involve any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract;

(iv)      other than solely among wholly owned Subsidiaries of the Company, relate to Indebtedness for amounts in excess of $100 million; or

(v)      involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated.

“Company Notes” shall mean the notes issued pursuant to (i) the Indenture, dated June 7, 2005, between the Company and U.S. Bank, National Association, as trustee and (ii) the Indenture, dated May 7, 2009 between the Company and U.S. Bank, National Association, as trustee.

“Company Plans” shall mean (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA)) that the Company or any of its ERISA Affiliates sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any direct or contingent material liability; and (ii) each other material employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, retention or change in control plan, program or arrangement, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its ERISA Affiliates presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its ERISA Affiliates could have any direct or contingent material liability.

“Company Product” means all marketed products, and all compounds and product candidates that are being evaluated by the Company or any of its Subsidiaries, whether in clinical trials as to which the Company or any of its Subsidiaries holds the applicable investigational new drug applications or in earlier stages of development.

“Company Stock Plans” shall mean the Company 2000 Equity Compensation Plan for Employees and Key Advisors and the Company 2004 Equity Compensation Plan and other plan or program pursuant to which compensatory equity awards or equity-related awards have been or may be granted.

“EC Merger Regulation” shall mean Council Regulation 139/2004 of the European Community, as amended.

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“Environmental Laws” means all Laws and all judicial and administrative orders and determinations relating to public or worker health or safety (as related to exposure to Hazardous Materials), pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means the Company, any Subsidiary of the Company or any entity that would be deemed a “single employer” with the Company or any Subsidiary of the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ESPP” shall mean the Cephalon, Inc. 2010 Employee Stock Purchase Plan.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Hazardous Materials” means any (a) substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “wastes”, “radioactive materials”, “petroleum”, “oils”, or words of similar import under any Environmental Law, and (b) any other chemical, material, waste or substance that is regulated or for which liability can be imposed under any Environmental Law.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, any (i) any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) indebtedness of any such Person evidenced by any note, bond, debenture or other similar debt security, (iii) any capital lease obligations, (iv) commitment of any such Person by which it assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (v) liability of any such Person with respect to interest rate or currency exchange swaps, collars, caps and similar hedging obligations and (vi) responsibility or liability of any such Person directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing (other than, with respect to the Company and its subsidiaries, any such arrangements solely between Persons comprising the Company and its subsidiaries).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, extensions and counterparts thereof (ii) trademarks, trade names, service marks, logos, corporate names, internet domain names and other indicia of origin, and any applications and registrations, and renewals, for any of the foregoing, together with all goodwill associated with each of the foregoing, (iii) works of authorship (whether or not copyrightable or registered), copyrights (including copyrights (whether or not registered) in computer software, mask works and databases), and all registrations, applications and renewals for any of the foregoing, (iv) computer software (including source code and object code, data, databases and related documentation), (v) trade secrets, proprietary and other confidential information, data, and know-how (including inventions, improvements, methods, processes, research and development, laboratory notebooks, specifications and technical information) and all other intellectual property, and (vi) tangible embodiments of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.12 of the Company Disclosure Schedule.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Liens” shall mean any pledges, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Management Retention Plan” shall mean, collectively, the 2011 Management Retention Plan of the Company and form award agreement thereunder delivered to Parent prior to the date hereof.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Permitted Encumbrances” shall mean easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property, and (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business for amounts which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (c) Liens reflected in the Filed Company SEC Documents, (d) Liens arising under or in connection with applicable building and zoning laws, codes, ordinances, and state and federal regulations which regulate the use or occupancy of such Real Property or the activities conducted thereon and which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company or its Subsidiaries thereon and (e) Liens arising in the ordinary course of business that are not material in amount and do not materially interfere with the use (as currently used in the operation of the Company and its Subsidiaries) of the property encumbered thereby or for which adequate reserves exist.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants, financing sources or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Termination Fee” shall mean an amount equal to $275 million.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Warrants” refers to the warrants relating to the Company Common Stock as evidenced by the (i) letter agreement between the Company and Deutsche Bank AG, dated June 2, 2005, as amended on June 28, 2005 and as further amended by the Termination and Assignment Agreement dated as of December 19, 2006, among the Company, Deutsche Bank AG, Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Long Bias Offshore Fund, Ltd. and Atlas Master Fund, Ltd, and as further amended by the Warrant Exchange Agreement dated as of May 21, 2009 among the Company, Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Long Bias Offshore Fund, Ltd. and Atlas Master Fund, Ltd, and (ii) letter agreement between the Company and Deutsche Bank AG, dated May 21, 2009, as amended and restated on May 22, 2009, in each case, including adjustments made in accordance with their terms.

The following terms are defined on the page of this Agreement set forth after such term below:

Affiliate	60
Agreement	5
Antitrust Laws	43
Balance Sheet Date	18
Bankruptcy and Equity Exception	15
Board of Directors	15
Book-Entry Shares	7
Business Day	60
Certificate	7
Certificate of Merger	6
Claim	47
Closing	5
Closing Date	5
Code	9
Company	5
Company Adverse Recommendation Change	40
Company Advisors	30
Company Board Recommendation	37
Company Charter Documents	13
Company Common Stock	6
Company Disclosure Schedule	11
Company Employees	49
Company Intellectual Property	24
Company Material Adverse Effect	12
Company Material Contract	60
Company Notes	61
Company Pension Plan	21
Company Plans	61

Company Preferred Stock	13
Company Product	61
Company SEC Documents	17
Company Securities	14
Company Stock Plans	61
Company Stockholder Approval	16
Company Stockholders Meeting	37
Confidentiality Agreement	46
Contract	60
D&O Insurance	48
DEA	12
DGCL	5
Dissenting Shares	9
Dissenting Stockholders	9
Divestiture Action	44
EC Merger Regulation	61
Effective Time	6
EMEA	16
Encumbrances	61
Environmental Laws	62
ERISA	62
ERISA Affiliate	62
ESPP	62
Exchange Act	16
FDA	12
Filed Company SEC Documents	12
Foreign Antitrust Laws	16
Foreign Benefit Plan	21
GAAP	62
Governmental Authority	62
Hazardous Materials	62
Healthcare Regulatory Authority	16
Healthcare Regulatory Authorizations	62
HSR Act	62
Indebtedness	62
Indemnitee	47
Indemnitees	47
Intellectual Property	63
IP Contracts	25
IRS	63
Knowledge	63
Laws	19
Leased Real Property	63
Leases	63
Liens	63
Management Retention Plan	63
Maximum Premium	48

Merger	5
Merger Consideration	7
Merger Sub	5
New Plans	49
Notice of Superior Proposal	41
Old Plans	49
Option	10
Option Consideration	10
Owned Real Property	63
Parent	5
Parent Disclosure Schedule	31
Parent Material Adverse Effect	31
Paying Agent	7
Permits	19
Permitted Encumbrances	63
Permitted Liens	64
Person	64
Proxy Statement	16
Real Property	64
Release	64
Representatives	64
Restraints	51
Restricted Stock	10
Rights Agreement	14
Sarbanes-Oxley Act	17
SEC	64
Securities Act	13
Significant Subsidiary	13
Subsidiary	64
Subsidiary Charter Documents	13
Subsidiary Securities	15
Superior Proposal	42
Surviving Corporation	5
Takeover Proposal	41
Takeover Provisions	25
Tax Returns	20
Taxes	20
Termination Fee	65
Transactions	65
U.S. Export Control and Import Laws	29
Valeant	13
Walk-Away Date	53
Warrants	65

Section 8.13        Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Law.  References to a Person are also to its permitted assigns and successors.  All references to “dollars” or “$” refer to currency of the United States of America.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           Disclosure of any matter in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosure of such matter with respect to any other sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to the relevant representation or warranty of such other Section.  The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(d)           No party hereto nor any other Person will have or be subject to any liability or obligation to any other party hereto or any other Person resulting from the distribution to it of, or its use of, any information, including any information, documents, projections, forecasts of other material made available to it in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in Article III or Article IV, as applicable, of this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, each party hereto acknowledges and agrees that (i) none of the other parties hereto nor any Person on behalf of such other party is making or has made (A) any representation or warranty whatsoever, either express or implied, as to the accuracy or completeness of any of the information provided or made available to it or any of its

Representatives, beyond those expressly given by such other party in Article III or Article IV, as applicable, of this Agreement and (B) any representations or warranties with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to it or any of its Representatives, and (ii) no party has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, other than those expressly set forth in Article III or Article IV, as applicable, of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
	Name:	J. Kevin Buchi
	Title:	Chief Executive Officer

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Shlomo Yanai
	Name:	Shlomo Yanai
	Title:	President and Chief Executive Officer

By:	/s/ Itzhak Krinsky
	Name:	Itzhak Krinsky, Ph. D.
	Title:	Corporate Vice President – Business Development

COPPER ACQUISITION CORP.

By:	/s/ William S. Marth
	Name:	William S. Marth
	Title:	President

By:	/s/ Austin D. Kim
	Name:	Austin D. Kim
	Title:	Secretary

EXHIBIT A

TO THE MERGER AGREEMENT

Certificate of Incorporation and Bylaws of the Surviving Corporation

(See attached Restated Certificate of Incorporation and Bylaws)